Exhibit 99.1
April 21, 2022

Dow reports first quarter 2022 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share (EPS) was $2.11; Operating EPS1 was $2.34, compared to $1.36 in the year-ago period. Operating EPS excludes certain items in the quarter, totaling $0.23 per share, primarily due to asset-related charges.
•Net sales were $15.3 billion, up 28% versus the year-ago period, reflecting gains in all operating segments, businesses and regions. Sequentially, net sales were up 6%, driven by gains in Performance Materials & Coatings and Packaging & Specialty Plastics.
•Local price increased 28% versus the year-ago period, with gains in all operating segments, businesses and regions. Sequentially, local price increased 2%, primarily driven by silicones and polyurethanes.
•Volume increased 3% versus the year-ago period, with gains in all operating segments and in the U.S. & Canada and Latin America. Sequentially, volume was also up 5%, reflecting strong demand for silicones and polyethylene applications.
•Equity earnings were $174 million, down $50 million from the year-ago period, primarily driven by impacts from planned maintenance activity at Sadara. Equity earnings were down $50 million from the prior quarter driven by lower polyethylene and MEG margins in Asia Pacific.
•GAAP Net Income was $1.6 billion. Operating EBIT1 was $2.4 billion, up $865 million from the year-ago period with gains in all operating segments. Sequentially, operating EBIT increased 7%, led by improvements in Performance Materials & Coatings and Industrial Intermediates & Infrastructure as higher prices and lower planned maintenance activity more than offset higher raw material and energy costs.
•Cash provided by operating activities – continuing operations was $1.6 billion, up $1.8 billion2 year-over-year due to increased earnings and an elective pension contribution in the year-ago period. Sequentially, cash provided by operating activities decreased $945 million as higher dividends from joint ventures were more than offset by working capital on increased sales and raw material costs. Free cash flow1 was $1.3 billion.
•Returns to shareholders totaled $1.1 billion in the quarter, comprised of $513 million in dividends and $600 million in share repurchases.

SUMMARY FINANCIAL RESULTS

	Three Months Ended Mar 31			Three Months Ended Dec 31
In millions, except per share amounts	1Q22	1Q21	vs. SQLY [B / (W)]	4Q21	vs. PQ [B / (W)]
Net Sales	$15,264	$11,882	$3,382	$14,364	$900
GAAP Income, Net of Tax	$1,552	$1,006	$546	$1,761	$(209)
Operating EBIT[1]	$2,419	$1,554	$865	$2,265	$154
Operating EBIT Margin[1]	15.9%	13.1%	280 bps	15.8%	10 bps
Operating EBITDA[1]	$3,171	$2,271	$900	$2,920	$251
GAAP Earnings Per Share	$2.11	$1.32	$0.79	$2.32	$(0.21)
Operating Earnings Per Share[1]	$2.34	$1.36	$0.98	$2.15	$0.19
Cash Provided by (Used for) Operating Activities - Cont. Ops	$1,612	$(228)	$1,840	$2,557	$(945)
1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, and Free Cash Flow are non-GAAP measures. See page 6 for further discussion.
2.Cash Provided by Operating Activities - Continuing Operations includes a $1 billion elective pension contribution in the first quarter of 2021.
®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports first quarter 2022 results

CEO QUOTE
Jim Fitterling, chairman and chief executive officer, commented on the quarter:

“Entering our company’s 125th year, Team Dow delivered top- and bottom-line growth sequentially and year-over-year in the first quarter, demonstrating the advantage of our differentiated portfolio, feedstock flexibility and continued focus on disciplined execution. Despite higher energy costs, we captured healthy end-market demand and achieved solid volume growth, price gains and margin expansion.

“In addition, today we published our annual benchmarking that demonstrates Dow delivered on our financial targets with top-quartile EBITDA margins, return on capital, free cash flow yield, shareholder remuneration, and debt reduction. We also recently announced a new $3 billion share repurchase program – a direct result of our performance as well as our balanced and disciplined capital allocation approach.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended March 31			Three Months Ended December 31
In millions, except margin percentages	1Q22	1Q21	vs. SQLY [B / (W)]	4Q21	vs. PQ [B / (W)]
Net Sales	$7,627	$6,082	$1,545	$7,189	$438
Operating EBIT	$1,234	$1,228	$6	$1,442	$(208)
Operating EBIT Margin	16.2%	20.2%	(400) bps	20.1%	(390) bps
Equity Earnings	$110	$106	$4	$130	$(20)

Packaging & Specialty Plastics segment net sales in the quarter were $7.6 billion, up 25% versus the year-ago period. Local price increased 24% year-over-year with gains in both businesses and all regions. Continued strong end-market demand drove a 4% year-over-year volume increase, with gains in energy sales, olefins, and polyethylene, primarily in the U.S. & Canada. Currency decreased net sales by 3%. On a sequential basis, the segment delivered a 6% net sales increase, driven by robust demand in both businesses, including polyethylene demand, across industrial and consumer packaging applications.

Equity earnings were $110 million, up $4 million compared to the year-ago period. For the principal joint ventures, gains from increased elastomer margins at the Thai joint ventures were offset by lower integrated polyethylene margins at Sadara and the Kuwait joint ventures. On a sequential basis, equity earnings decreased by $20 million due to higher raw material costs impacting polyethylene margins at the principal joint ventures.

Operating EBIT was $1.2 billion, up $6 million versus the year-ago period, with Op. EBIT margins down 400 basis points year-over-year, as price increases in the U.S. & Canada and Latin America were partly offset by rising raw materials and energy costs in all regions. Sequentially, Op. EBIT was down $208 million and Op. EBIT margins declined by 390 basis points, primarily due to higher raw material and energy costs in Europe.

Packaging and Specialty Plastics business delivered higher net sales versus the year-ago period, led by local price gains in all regions as well as in industrial & consumer packaging and flexible food & beverage packaging applications. Volumes declined slightly year-over-year, as growth in the U.S. & Canada was more than offset by declines in Asia Pacific. Sequentially, the business increased revenue on volume gains in all regions. Price increases in functional polymers were more than offset by price declines in polyethylene.

Hydrocarbons & Energy business delivered a net sales increase compared to the year-ago period, driven primarily by higher local prices in olefins and aromatics. Sequentially, sales increased due to higher olefin volume and price, primarily in Europe, the Middle East, Africa and India.

Dow reports first quarter 2022 results

Industrial Intermediates & Infrastructure

	Three Months Ended March 31			Three Months Ended December 31
In millions, except margin percentages	1Q22	1Q21	vs. SQLY [B / (W)]	4Q21	vs. PQ [B / (W)]
Net Sales	$4,524	$3,607	$917	$4,548	$(24)
Operating EBIT	$661	$326	$335	$595	$66
Operating EBIT Margin	14.6%	9.0%	560 bps	13.1%	150 bps
Equity Earnings	$62	$115	$(53)	$90	$(28)

Industrial Intermediates & Infrastructure segment net sales in the quarter were $4.5 billion, up 25% versus the year-ago period. Local price improved 29% year-over-year with gains in both businesses and in all regions. Currency decreased sales by 5%. Volume was up 1% year-over-year as improved supply availability from the impacts of Winter Storm Uri in the prior year were offset by planned maintenance activity at Sadara. On a sequential basis, net sales were down 1%, as local price gains in both businesses were offset by the lower supply availability from Sadara.

Equity earnings were $62 million, down $53 million compared to the year-ago period due to lower supply availability from planned maintenance activity at Sadara. On a sequential basis, equity earnings decreased by $28 million due to lower MEG margins.

Operating EBIT was $661 million, an increase of $335 million compared to the year-ago period, primarily due to strong pricing momentum in both businesses, driving Op. EBIT margins up 560 basis points year-over-year. Sequentially, Op. EBIT was up $66 million, and Op. EBIT margins improved by 150 basis points, as strong prices and lower planned maintenance activity offset pressure from higher raw material and energy costs.

Polyurethanes & Construction Chemicals business delivered higher net sales compared to the year-ago period, driven by local price gains in all regions and across all key value chains. Volume declined year-over-year, primarily due to the lower supply availability from Sadara. Sequentially, net sales declined as local price gains and strong demand for construction and industrial applications were more than offset by the lower supply availability from Sadara due to planned maintenance activity.

Industrial Solutions business delivered increased net sales year-over-year, with local price gains in all regions. Volume also increased globally, driven by strong demand in industrial, agriculture and coatings markets, as well as improved supply availability from the impacts of Winter Storm Uri in the year-ago period. Sequential net sales were flat as local price gains and demand growth in the pharmaceutical, mobility and home and industrial cleaning end-markets were offset by the lower supply availability from Sadara.

Performance Materials & Coatings

	Three Months Ended March 31			Three Months Ended December 31
In millions, except margin percentages	1Q22	1Q21	vs. SQLY [B / (W)]	4Q21	vs. PQ [B / (W)]
Net Sales	$3,049	$2,123	$926	$2,558	$491
Operating EBIT	$595	$62	$533	$295	$300
Operating EBIT Margin	19.5%	2.9%	1,660 bps	11.5%	800 bps
Equity Earnings	$3	$2	$1	$2	$1

Performance Materials & Coatings segment net sales in the quarter were $3 billion, up 44% versus the year-ago period. Local price increased 39% year-over-year, with gains in both businesses and in all regions. Volume increased 8% year-over-year on stronger demand for silicones and coatings applications combined with improved supply availability from the impact of Winter Storm Uri in the year-ago period. Currency decreased net sales by 3%.

Dow reports first quarter 2022 results

On a sequential basis, net sales were up 19% with local price gains in both businesses. Volume increased sequentially due to strong consumer demand and increased supply availability of siloxanes upon the completion of planned maintenance activity in the prior quarter.

Operating EBIT was $595 million, compared to $62 million in the year-ago period, as Op. EBIT margins increased 1,660 basis points due to strong price gains and robust demand for both silicones and coatings offerings. Sequentially, Op. EBIT improved $300 million and Op. EBIT margins improved 800 basis points due to local price gains and lower impact from planned maintenance activity.

Consumer Solutions business delivered higher net sales year-over year, with local price gains in all regions and applications. Volume also improved across all regions, driven by improved siloxane supply and strong demand for personal care applications. Sequentially, net sales were up with increases in local price and volume. Improved supply availability of siloxanes versus the prior quarter enabled the business to capture stronger demand across all major end-markets.

Coatings & Performance Monomers business delivered increased net sales compared to the year-ago period, with local price gains in all regions. Volume increased year-over-year on improved supply availability of monomers from the impact of Winter Storm Uri in the year-ago period. Sequentially, the business delivered flat sales as local price gains for architectural coatings were offset by lower monomers volumes due to maintenance activity.

OUTLOOK

“Looking ahead, we see strong demand across our end-markets,” said Fitterling. “While the geopolitical environment remains dynamic, our global scale, cost-advantaged positions, and industry-leading feedstock and derivative flexibility continue to enable resilient financial and operating performance. At the same time, we are advancing our strategy to decarbonize and grow underlying earnings by more than $3 billion in the transition to a more sustainable world. Dow is well-positioned to achieve mid-cycle earnings above pre-pandemic levels as we capture increasing demand for low-carbon, sustainable and circular innovations.”

Conference Call
Dow will host a live webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) combines global breadth; asset integration and scale; focused innovation and materials science expertise; leading business positions; and environmental, social and governance (ESG) leadership to achieve profitable growth and deliver a sustainable future. The Company's ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company in the world. Dow's portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated, science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer applications. Dow operates 104 manufacturing sites in 31 countries and employs approximately 35,700 people. Dow delivered sales of approximately $55 billion in 2021. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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Dow reports first quarter 2022 results

For further information, please contact:

Investors:	Media:
Pankaj Gupta	Kyle Bandlow
pgupta@dow.com	kbandlow@dow.com
+1 989-638-5265	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

Certain statements in this report are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; the continuing global and regional economic impacts of the coronavirus disease 2019 (“COVID-19”) pandemic and other public health-related risks and events on Dow’s business; any sanctions, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflict between Russia and Ukraine; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war including the ongoing conflict between Russia and Ukraine; weather events and natural disasters; disruptions in Dow’s information technology networks and systems; and risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow and TDCC assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as alternatives to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Operating earnings per share is defined as "Earnings per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income before income taxes") before interest, excluding the impact of significant items.

Operating EBIT margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free cash flow is defined as "Cash provided by (used for) operating activities - continuing operations," less capital expenditures. Under this definition, free cash flow represents the cash generated by the Company from operations after investing in its asset base. Free cash flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free cash flow is an integral financial measure used in the Company's financial planning process.

Cash flow conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes cash flow conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating return on capital (ROC) is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended
	Mar 31, 2022	Mar 31, 2021
Net sales	$15,264	$11,882
Cost of sales	12,402	10,062
Research and development expenses	218	194
Selling, general and administrative expenses	498	366
Amortization of intangibles	88	101
Restructuring and asset related charges - net	186	—
Equity in earnings of nonconsolidated affiliates	174	224
Sundry income (expense) - net	148	128
Interest income	28	8
Interest expense and amortization of debt discount	167	196
Income before income taxes	2,055	1,323
Provision for income taxes	503	317
Net income	1,552	1,006
Net income (loss) attributable to noncontrolling interests	(17)	15
Net income available for Dow Inc. common stockholders	$1,569	$991
		—
Per common share data:
Earnings per common share - basic	$2.12	$1.32
Earnings per common share - diluted	$2.11	$1.32

Weighted-average common shares outstanding - basic	734.6	744.8
Weighted-average common shares outstanding - diluted	739.8	749.8

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Mar 31, 2022	Dec 31, 2021
Assets
Current Assets
Cash and cash equivalents	$3,143	$2,988
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2022: $215; 2021: $54)	7,423	6,841
Other	2,536	2,713
Inventories	7,760	7,372
Other current assets	1,303	934
Total current assets	22,165	20,848
Investments
Investment in nonconsolidated affiliates	1,821	2,045
Other investments (investments carried at fair value - 2022: $1,962; 2021: $2,079)	3,067	3,193
Noncurrent receivables	454	478
Total investments	5,342	5,716
Property
Property	57,707	57,604
Less: Accumulated depreciation	37,360	37,049
Net property	20,347	20,555
Other Assets
Goodwill	8,716	8,764
Other intangible assets (net of accumulated amortization - 2022: $4,790; 2021: $4,725)	2,761	2,881
Operating lease right-of-use assets	1,339	1,412
Deferred income tax assets	1,160	1,358
Deferred charges and other assets	1,505	1,456
Total other assets	15,481	15,871
Total Assets	$63,335	$62,990
Liabilities and Equity
Current Liabilities
Notes payable	$92	$161
Long-term debt due within one year	355	231
Accounts payable:
Trade	5,769	5,577
Other	2,772	2,839
Operating lease liabilities - current	306	314
Income taxes payable	527	623
Accrued and other current liabilities	3,233	3,481
Total current liabilities	13,054	13,226
Long-Term Debt	14,108	14,280
Other Noncurrent Liabilities
Deferred income tax liabilities	654	506
Pension and other postretirement benefits - noncurrent	7,320	7,557
Asbestos-related liabilities - noncurrent	915	931
Operating lease liabilities - noncurrent	1,092	1,149
Other noncurrent obligations	6,767	6,602
Total other noncurrent liabilities	16,748	16,745
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2022: 767,064,055 shares; 2021: 764,226,882 shares)	8	8
Additional paid-in capital	8,217	8,151
Retained earnings	21,672	20,623
Accumulated other comprehensive loss	(8,796)	(8,977)
Unearned ESOP shares	—	(15)
Treasury stock at cost (2022: 38,962,213 shares; 2021: 29,011,573 shares)	(2,221)	(1,625)
Dow Inc.’s stockholders’ equity	18,880	18,165
Noncontrolling interests	545	574
Total equity	19,425	18,739
Total Liabilities and Equity	$63,335	$62,990

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Three Months Ended
	Mar 31, 2022	Mar 31, 2021
Operating Activities
Net income	$1,552	$1,006
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	752	717
Provision for deferred income tax	253	144
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	374	(46)
Net periodic pension benefit cost	7	23
Pension contributions	(55)	(1,061)
Net gain on sales of assets, businesses and investments	(6)	(38)
Restructuring and asset related charges - net	186	—
Other net loss	140	55
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(741)	(866)
Inventories	(443)	(478)
Accounts payable	86	611
Other assets and liabilities, net	(493)	(295)
Cash provided by (used for) operating activities - continuing operations	1,612	(228)
Cash used for operating activities - discontinued operations	(9)	(63)
Cash provided by (used for) operating activities	1,603	(291)
Investing Activities
Capital expenditures	(315)	(289)
Investment in gas field developments	(37)	(9)
Purchases of previously leased assets	(2)	(2)
Proceeds from sales of property and businesses, net of cash divested	4	9
Investments in and loans to nonconsolidated affiliates	(6)	—
Proceeds from sales of ownership interests in nonconsolidated affiliates	11	—
Purchases of investments	(148)	(150)
Proceeds from sales and maturities of investments	141	428
Other investing activities, net	(15)	—
Cash used for investing activities	(367)	(13)
Financing Activities
Changes in short-term notes payable	(21)	(47)
Payments on short-term debt greater than three months	(14)	—
Proceeds from issuance of long-term debt	16	29
Payments on long-term debt	(25)	(164)
Collections on securitization programs	141	—
Purchases of treasury stock	(600)	—
Proceeds from issuance of stock	35	127
Transaction financing, debt issuance and other costs	—	(1)
Employee taxes paid for share-based payment arrangements	(35)	(10)
Distributions to noncontrolling interests	(1)	(8)
Dividends paid to stockholders	(513)	(521)
Cash used for financing activities	(1,017)	(595)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(45)	(48)
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	174	(947)
Cash, cash equivalents and restricted cash at beginning of period	3,033	5,108
Cash, cash equivalents and restricted cash at end of period	$3,207	$4,161
Less: Restricted cash and cash equivalents, included in "Other current assets"	64	28
Cash and cash equivalents at end of period	$3,143	$4,133

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2022	Mar 31, 2021
Packaging & Specialty Plastics	$7,627	$6,082
Industrial Intermediates & Infrastructure	4,524	3,607
Performance Materials & Coatings	3,049	2,123
Corporate	64	70
Total	$15,264	$11,882
U.S. & Canada	$5,537	$4,028
EMEAI [1]	5,512	4,329
Asia Pacific	2,753	2,365
Latin America	1,462	1,160
Total	$15,264	$11,882

Net Sales Variance by Segment and Geographic Region	Three Months Ended Mar 31, 2022
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	24%	(3)%	4%	25%
Industrial Intermediates & Infrastructure	29	(5)	1	25
Performance Materials & Coatings	39	(3)	8	44
Total	28%	(3)%	3%	28%
Total, excluding the Hydrocarbons & Energy business	29%	(3)%	1%	27%
U.S. & Canada	24%	—%	13%	37%
EMEAI [1]	37	(8)	(2)	27
Asia Pacific	19	(1)	(2)	16
Latin America	24	—	2	26
Total	28%	(3)%	3%	28%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Mar 31, 2022
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	—%	(1)%	7%	6%
Industrial Intermediates & Infrastructure	2	(1)	(2)	(1)
Performance Materials & Coatings	9	(1)	11	19
Total	2%	(1)%	5%	6%
Total, excluding the Hydrocarbons & Energy business	2%	(1)%	4%	5%
U.S. & Canada	1%	—%	6%	7%
EMEAI [1]	8	(2)	2	8
Asia Pacific	(3)	—	8	5
Latin America	(1)	—	—	(1)
Total	2%	(1)%	5%	6%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2022	Mar 31, 2021
Packaging & Specialty Plastics	$1,234	$1,228
Industrial Intermediates & Infrastructure	661	326
Performance Materials & Coatings	595	62
Corporate	(71)	(62)
Total	$2,419	$1,554

Depreciation and Amortization by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2022	Mar 31, 2021
Packaging & Specialty Plastics	$395	$336
Industrial Intermediates & Infrastructure	150	156
Performance Materials & Coatings	200	218
Corporate	7	7
Total	$752	$717

Operating EBITDA by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2022	Mar 31, 2021
Packaging & Specialty Plastics	$1,629	$1,564
Industrial Intermediates & Infrastructure	811	482
Performance Materials & Coatings	795	280
Corporate	(64)	(55)
Total	$3,171	$2,271

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2022	Mar 31, 2021
Packaging & Specialty Plastics	$110	$106
Industrial Intermediates & Infrastructure	62	115
Performance Materials & Coatings	3	2
Corporate	(1)	1
Total	$174	$224

Reconciliation of "Net income" to "Operating EBIT"	Three Months Ended
In millions (Unaudited)	Mar 31, 2022	Mar 31, 2021
Net income	$1,552	$1,006
+ Provision for income taxes	503	317
Income before income taxes	$2,055	$1,323
- Interest income	28	8
+ Interest expense and amortization of debt discount	167	196
- Significant items	(225)	(43)
Operating EBIT (non-GAAP)	$2,419	$1,554

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Mar 31, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,055	$1,569	$2.11
Less: Significant items
Digitalization program costs [4]	(41)	(32)	(0.04)	Cost of sales ($38 million); R&D ($1 million); SG&A ($2 million)
Restructuring, implementation costs and asset related charges - net [5]	(10)	(8)	(0.01)	Cost of sales ($7 million); R&D ($2 million); SG&A ($1 million)
Russia / Ukraine conflict charges [6]	(186)	(142)	(0.19)	Restructuring and asset related charges - net
Indemnification and other transaction related costs [7]	12	12	0.01	Sundry income (expense) - net
Total significant items	$(225)	$(170)	$(0.23)
Operating results (non-GAAP)	$2,280	$1,739	$2.34

Significant Items Impacting Results for the Three Months Ended Mar 31, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,323	$991	$1.32
Less: Significant items
Digitalization program costs [4]	(33)	(25)	(0.03)	Cost of sales ($29 million); SG&A ($4 million)
Restructuring, implementation costs and asset related charges - net [5]	(10)	(8)	(0.01)	Cost of sales ($9 million); R&D ($1 million)
Total significant items	$(43)	$(33)	$(0.04)
Operating results (non-GAAP)	$1,366	$1,024	$1.36
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Costs associated with implementing the Company's 2020 Restructuring Program.
6.Asset related charges including inventory write-downs, bad debt reserves, and impairments of other assets related to the conflict between Russia and Ukraine.
7.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Dec 31, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,118	$1,736	$2.32
Less: Significant items
Digitalization program costs [4]	(48)	(38)	(0.05)	Cost of sales ($40 million); R&D ($2 million); SG&A ($6 million)
Restructuring, implementation costs and asset related charges - net [5]	—	—	—	Cost of sales ($11 million); R&D ($3 million); SG&A ($2 million); offset by Restructuring, goodwill impairment and asset related charges - net $16 million
Net gain on divestitures and asset sale	16	16	0.02	Sundry income (expense) - net
Indemnification and other transaction related costs [6]	35	35	0.05	Sundry income (expense) - net
Income tax related items [7]	—	111	0.15	Provision for income taxes on continuing operations
Total significant items	$3	$124	$0.17
Operating results (non-GAAP)	$2,115	$1,612	$2.15
1."Income before income taxes"
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Restructuring charges and costs associated with implementing the Company's 2020 Restructuring Program.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
7.Includes reversals of certain tax valuation allowances partially offset by charges related to uncertain tax positions.

Reconciliation of Free Cash Flow	Three Months Ended
In millions (Unaudited)	Mar 31, 2022	Mar 31, 2021
Cash provided by (used for) operating activities - continuing operations (GAAP)	$1,612	$(228)
Capital expenditures	(315)	(289)
Free cash flow (non-GAAP) [1]	$1,297	$(517)
1.Free cash flow in the first quarter of 2021 reflects a $1 billion elective pension contribution.

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021	Mar 31, 2022
Cash provided by operating activities - continuing operations (GAAP)	$2,021	$2,719	$2,557	$1,612
Operating EBITDA (non-GAAP)	3,573	3,611	2,920	3,171
Cash flow conversion (Operating EBITDA to cash flow from operations) (non-GAAP)	56.6%	75.3%	87.6%	50.8%
Cash flow conversion - trailing twelve months (non-GAAP)				67.1%